Exhibit 4.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of December 10, 2008, is by and between ADVANCED GROWING SYSTEMS, INC., a Nevada corporation, (the “Company”), and CCM PARTNERS FUND, LP, a Cayman Islands Exempted Limited Partnership (the “Investor”).  The Company and the Investor hereby agree as follows:

1. Authorization and Purchase and Sale of Notes.

a. Authorization of Notes.  The Company has authorized the issue and sale of US$250,000 aggregate principal amount 18% Subordinated Secured Notes due June 10, 2009 (the “Notes”), in the form attached hereto as Exhibit “A”.

b. Purchase of Notes.  Subject to the terms and conditions of this Agreement, on the applicable Closing Date (as defined below), the Company shall issue and sell to the Investor and the Investor shall purchase from the Company such principal amount of Notes as is set forth immediately below the Investor’s name on the signature pages hereto.

c. Form of Payment.  On the Closing Date, (i) the Investor shall pay the purchase price (the “Purchase Price”) for the Notes to be issued and sold to it at the Closing (as defined below), against delivery of the Notes in the principal amount equal to the Purchase Price, and (ii) the Company shall deliver such Notes duly executed on behalf of the Company, to the Investor, against delivery of such Purchase Price.

d. Closing Date.  The date and time of the issuance and sale of the Notes pursuant to Section 1(b) of this Agreement (the “Closing Date”) shall be simultaneous with the execution and delivery of this Agreement by the parties hereto.  The closing of the transactions contemplated by Section 1(b) of this Agreement (the “Closing”) shall occur on the Closing Date at such location as may be agreed to by the parties.

e. Closing Deliverables.

(i) At the Closing, the Company shall deliver to the Investor:

(A) This Agreement fully executed by a duly authorized officer of the Company;

(B) A Security Agreement, in the form attached hereto as Exhibit “B” (the “Security Agreement”) fully executed by a duly authorized officer of the Company pursuant to which the Company has agreed to grant a first priority security interest in all of the personal property of the Company to secure the obligations of the Company to the Investor under this Agreement and the Notes;

(C) A Guaranty of each majority-owned or wholly-owned Subsidiary (as defined herein) of the Company, in the form attached hereto as Exhibit “C” (the “Guaranty”), fully executed by a duly authorized officer of each such Subsidiary, guaranteeing the obligations of the Company to the Investor;

(D) A Security Agreement, in the form attached hereto as Exhibit “D” (the “Subsidiary Security Agreement”) fully executed by a duly authorized officer of each such Subsidiary, pursuant to which each such Subsidiary has agreed to grant a first priority security interest in all of the assets of such Subsidiary to secure the obligations of such Subsidiary to the Investor under such Subsidiary’s Guaranty;

(E) A Mortgage, in the form attached hereto as Exhibit “E” (the “Mortgage”) fully executed by a duly authorized officer of the Company, pursuant to which the Company has agreed to grant a junior security interest in that certain real property located at 792 Ferguson Mill Road, Monticello, Mississippi, 39654 to secure the obligations of the Company to the Investor under the Agreement and the Notes;

(F) The Escrow Agreement, in the form attached hereto as Exhibit “F” (the “Escrow Agreement”) fully executed by a duly authorized officer of the Company and the Escrow Agent, pursuant to which the Company has agreed to issue to the Investor the Additional Consideration Shares, as defined in Section 1.f. herein;

(G) A certificate or certificates, countersigned by the Company’s transfer agent, issued in the name of the Investor, evidencing an aggregate of Forty-Four Thousand (44,000) shares (the “Initial Consideration Shares”) of the Company’s common stock, $0.001 par value per share, (the “Common Stock”), which such Initial Consideration Shares are and shall be free and clear of any liens, claims, encumbrances or restrictions, except that such Consideration Shares shall be “restricted securities” as such term is defined under Rule 144 promulgated under the Securities Act (as defined herein) or a successor rule (“Rule 144”); and

(H) A certificate or certificates executed by the Secretary of each of the Company and each Subsidiary, dated as of the Closing Date, certifying as to the Company’s and the Subsidiary’s certificate of incorporation, by-laws, good standing in the states of incorporation and states where qualified to do business, and resolutions of Boards of Directors relating to the transactions contemplated hereby.

(ii) At the Closing, the Investor shall deliver to the Company, the Purchase Price by wire transfer of immediately available funds to the Company, in accordance with the Company’s written wiring instructions.

(iii) The Notes, the Security Agreement, the Guaranty, the Subsidiary Security Agreements, the Mortgage and the Escrow Agreement are collectively referred to here in as the “Transaction Documents”.

f. Additional Consideration Shares.

(i) At the Closing, the Company shall deposit stock certificates, countersigned by the Company’s transfer agent, issued in the name of the Investor, evidencing Two Hundred and Sixty Four Thousand (264,000) shares (the “Additional Consideration Shares”) of Common Stock in increments of Forty-Four Thousand (44,000) Additional Consideration Shares for each certificate.  The Additional Consideration Shares are and shall be free and clear of Encumbrances, except that such Additional Consideration Shares shall be “restricted securities” as such term is defined under Rule 144.

(ii) On the first Trading Day of each calendar month, commencing in January 2009, if any amounts are outstanding under the Notes or there is otherwise any amount currently owing or owing in the future under the Note Purchase Agreement or any of the Transaction Documents, the Escrow Agent shall cause to be delivered to the Investor, or its counsel, a certificate or certificates evidencing Forty-Four Thousand (44,000) Additional Consideration Shares.

(iii) The Investor may sell the Initial Consideration Shares and the Additional Consideration Shares (collectively the “Consideration Shares”) pursuant to Rule 144 after such shares become available for resale pursuant to Rule 144, provided, however, the Investor shall be allowed sell (A) no more than 10,000 shares of Common Stock per Trading Day, or (B) an unlimited number of shares of Common Stock per Trading Day if during such Trading Day, the Common Stock has already traded at least Fifty-Five Thousand shares of Common Stock.  Except as set forth herein, the Investor shall not directly or indirectly, (w) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, the Consideration Shares (the “Restricted Amount”) or (x) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Restricted Amount, whether any such transaction described in clause (w) or (y) above is to be settled by delivery of Restricted Amount, in cash or otherwise (any such transaction, whether or not for consideration, being referred to herein as a “Transfer” and each Person to whom a Transfer is made, regardless of the method of Transfer, is referred as a “Transferee”).  No Transfer by the Investor shall be effective unless the Transferee shall have executed and delivered to the Company an appropriate document in form and substance reasonably satisfactory to the Company confirming that the Transferee takes such Shares subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound by such provisions.  Transfers by such Transferees shall be subject to the terms of this Agreement.

(iv) References to any number of shares of Common Stock under this Section 1.f. shall be appropriately adjusted for each and every stock split, stock dividend, reorganization, restructuring or any similar transaction by the Company affecting the number of outstanding and type of shares of Common Stock.

(v) The term “Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded, ort if such Common Stock is not so traded, then any day on which the New York Stock Exchange is open for trading.

2. Representations and Warranties of the Investor.  The Investor represents and warrants to the Company that:

a. Investment Purpose.  The Investor is purchasing the Notes and the Consideration Shares (collectively, the “Securities”) for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended, (the “Securities Act”); provided, however, that by making the representations herein, the Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

b. Accredited Investor Status.  The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”).

c. Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

d. Information.  The Investor and its advisors, if any, have had the opportunity to ask questions of management of the Company and have been furnished with all information relating to the business, finances and operations of the Company and information relating to the offer and sale of the Securities which have been requested by the Investor or its advisors.  Neither such inquiries nor any other due diligence investigation conducted by the Investor or any of its advisors or representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in Section 3 below.  The Investor understands that its investment in the Securities involves a significant degree of risk.  The Investor further represents to the Company that the Investor’s decision to enter into this Agreement has been based solely on the independent evaluation by the Investor and its representatives.

e. Governmental Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

f. Transfer or Re-sale.  The Investor understands that the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (i) the Securities are sold pursuant to an effective registration statement under the Securities Act, (ii) the Investor shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (iii) the Securities are sold or transferred to an “affiliate” (as defined in Rule 144) of the Investor who agrees to sell or otherwise transfer the Securities only in accordance with this Section 2.f. and who is an Accredited Investor, (iv) the Securities are sold pursuant to Rule 144, or (v) the Securities are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”).  Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

g. Legend.  The Investor understands that, until such time as the resale of the Consideration Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Consideration Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Securities):

“Neither the offer nor sale of the securities represented by this certificate has been registered under the Securities Act of 1933, as amended, (the “Act”).  The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under the Act or unless sold pursuant to Rule 144 or Regulation S under the Act.”

3. Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedule annexed hereto, the Company represents and warrants to the Investor that:

a. Organization and Qualification.

(i) The Company and each of the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(ii) “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company and the Subsidiaries, individually and taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

b. Subsidiaries.  The Disclosure Schedule contains a complete and correct list of the Subsidiaries, showing as to the Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of capital stock or similar equity interests outstanding owned by the Company.  “Subsidiary” means except for Advanced Nurseries, Inc., a Georgia Corporation, any “significant subsidiary” or “subsidiary” (as such terms are defined in the SEC’s Rule 1-02 of Regulation S-X) of the Company.  All of the outstanding shares of capital stock or similar equity interests of the Subsidiary shown in the Disclosure Schedule as being owned by the Company have been validly issued, fully paid and nonassessable and are owned by the Company free and clear of any lien, claim, mortgage, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or any other right or adverse interest (“Liens”).

c. Authorization; Enforcement.

(i) The Company has all requisite corporate power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and the Transaction Documents by the Company to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Notes and the issuance of the Consideration Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required.  This Agreement has been duly executed and delivered by the Company by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other documents executed in connection herewith and bind the Company accordingly.  This Agreement constitutes, and upon execution and delivery by the Company of the Transaction Documents to which the Company is a party, each such Transaction Document shall constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(ii) Each Subsidiary has all requisite corporate power and authority to enter into and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Transaction Documents by such Subsidiary to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by such Subsidiary’s Board of Directors and no further consent or authorization of such Subsidiary, its Board of Directors, or its shareholders is required.  Upon execution and delivery by such Subsidiary of the Transaction Documents to which such Subsidiary is a party, each such Transaction Document shall constitute a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with its terms.

d. Issuance of Shares.  The Consideration Shares are duly authorized and reserved for issuance and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all taxes and Liens with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

e. No Conflicts.

(i) The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Consideration Shares), and the execution, delivery and performance by the Subsidiary of the Transaction Documents to which such Subsidiary is a party, and the consummation by each such Subsidiary of the transactions contemplated thereby, will not

(A) conflict with or result in a violation of any provision of the certificate of incorporation of the Company or any of the Subsidiaries or the by-laws of the Company or any of the Subsidiaries, or

(B) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of the Subsidiaries is a party or is otherwise bound or is a beneficiary, or

(C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state and foreign securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).

(ii) Neither the Company nor any of the Subsidiaries is in violation of its certificate of incorporation, by-laws or other organizational documents and neither the Company nor any of the Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of the Subsidiaries in default) under, and neither the Company nor any of the Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party or by which any property or assets of the Company or any of the Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) The businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity material to the business of the Company and the Subsidiaries.

(iv) Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, neither the Company nor any Subsidiary is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party, in order for the Company to execute, deliver or perform any of its obligations under this Agreement or any of the Transaction Documents in accordance with the terms hereof or thereof or to issue and sell the Notes and the Consideration Shares in accordance with the terms hereof.  All consents, authorizations, orders, filings and registrations which any of the Company or any of the Subsidiaries is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

f. SEC Reports; Financial Statements. The Company has filed with the U.S Securities and Exchange Commission (“SEC”) true and complete copies of all annual, quarterly and periodic reports, proxy and information statements, and other reports and filings required to be filed by it since January 1, 2006, under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (as such documents have been amended since the time of their filing, collectively, the “SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.  Each of the consolidated financial statements included in the SEC Documents (the “Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated subsidiaries, (ii) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”)  applied on a consistent basis during the periods involved (except as may be permitted by the rules of the SEC or indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and (iv) fairly presents the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the times and for the periods referred to therein.

g. Absence of Certain Changes.  Since the date of the Company’s most recent Form 10-Q or Form 10-K filed with the SEC, whichever is later, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Company or any of the Subsidiaries.

h. Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of any executive officer of the Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect.  No executive officer of the Company or any of the Subsidiaries has knowledge of any facts or circumstances which might give rise to any of the foregoing.

i. Patents, Copyrights, Trademarks.

(i) The Company and each of the Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future)

(ii) There is no claim or action by any Person pertaining to, or proceeding pending, or to the knowledge of any executive officer of the Company or any of the Subsidiaries threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, to the knowledge of any executive officer of the Company or any of the Subsidiaries, as presently contemplated to be operated in the future).

(iii) To the knowledge of any executive officer of the Company or any of the Subsidiaries, neither the Company’s nor the Subsidiaries’ current and intended products, services and processes infringe on any Intellectual Property or other rights held by any Person; and no executive officer of the Company or any of the Subsidiaries has knowledge of any facts or circumstances which might give rise to any of the foregoing.

j. Tax Status.  The Company and each of the Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of the Subsidiaries has set aside on the Company Financial Statements provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on the Company Financial Statements provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the executive officers of the Company or any of the Subsidiaries know of any basis for any such claim.  Neither the Company nor any of the Subsidiaries has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.  None of the Company’s tax returns is presently being audited by any taxing authority.

k. Certain Transactions.  Except for arm’s length transactions pursuant to which the Company or any of the Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or any of the Subsidiaries could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of the Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of any executive officer of the Company or any of the Subsidiaries, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

l. Permits; Compliance.  The Company and each of the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and there is no action pending or, to the knowledge of any executive officer of the Company or any of the Subsidiaries, threatened regarding suspension or cancellation of any of the Company Permits.  Neither the Company nor any of the Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Since the date of the Company’s most recent Form 10-Q or Form 10-K filed with the SEC, whichever is later, neither the Company nor any of the Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

m. Environmental Matters.  There are, with respect to the Company and the Subsidiaries, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither the Company nor any of the Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to the knowledge of any executive officer of the Company or any of the Subsidiaries, threatened in connection with any of the foregoing.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of the Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of the Subsidiaries during the period the property was owned, leased or used by the Company or any of the Subsidiaries, except in the normal course of the Company’s or any of the Subsidiaries’ business.  There are no underground storage tanks on or under any real property owned, leased or used by the Company or any of the Subsidiaries that are not in compliance with applicable law.

n. Title to Property.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens and defects except such as would not have a Material Adverse Effect.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

o. Insurance.  The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, which such policies are set forth on the Disclosure Schedule.  No executive officer of the Company or any of the Subsidiaries has any reason to believe that the Company and the Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such businesses at a cost that would not have a Material Adverse Effect.

p. Internal Control Over Financial Reporting.  The Company and each of the Subsidiaries has adopted and implemented and currently maintains internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the rules and regulations thereunder, sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

q. Foreign Corrupt Practices; Foreign Assets Control Regulations.  Neither the Company, nor any of the Subsidiaries, nor any current director or officer, nor, to the knowledge of any executive officer of the Company or any of the Subsidiaries, any past director, past officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company or any of the Subsidiaries, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  Neither the sale of the Securities by the Company hereunder nor its use of the proceeds thereof will violate the trading with the Enemy Act, as amended, or any foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating therefrom.  Neither the Company nor any Subsidiary nor any director or senior officer of the Company or any Subsidiary is a Person named on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list, nor is a Person prohibited under the OFAC programs.

r. Solvency.  The Company and the Subsidiary (after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured).  The Company and the Subsidiary (after giving effect to the transactions contemplated by this Agreement) has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

s. No Investment Company.  The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be an “investment company” as defined under the Investment Company Act of 1940 (an “Investment Company”).  The Company is not controlled by an Investment Company.

t. Acknowledgment Regarding Investor’s Purchase of Securities.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by the Investor or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Investor’s purchase of the Securities.  The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

u. No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the Investor.  The issuance of the Securities to the Investor will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of Regulation D promulgated under the Securities Act or any shareholder approval provisions applicable to the Company or its securities.

v. No Brokers.  Except as set forth in the Disclosure Schedule, the Company has taken no action which would give rise to any claim by any Person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

w. General Solicitation.  Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) of investors with respect to offers or sales of the Securities.

x. Disclosure.  All information relating to or concerning the Company or any of the Subsidiaries set forth in this Agreement and provided to the Investor in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to the Company or any of the Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

4. Information.

a. Financial Information.  For so long as any of the Notes are outstanding, the Company shall send the following reports to each holder of the Notes the following:

(i) At any time that the Company has a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or is filing reports with the SEC as required under Section 15(d) of the Exchange Act, then within three (3) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, provided, however, if any such document is available on the SEC’s EDGAR Filing System then the Company need not deliver a hard copy of such document;

(ii) At any time that the Company does not have a class of securities registered under Section 12(b) or 12(g) of the Exchange Act and is not required to file reports with the SEC as required under Section 15(d) of the Exchange Act (“Non-Reporting Company”), then (A) within ninety (90) days after the end of each of the Company’s fiscal years a consolidated audited balance sheet for such fiscal year and the immediately preceding fiscal year, a consolidated income statement for such fiscal year and the immediately preceding two fiscal years, a consolidated cash flow statement for such fiscal year and the immediately preceding two fiscals year and a consolidated shareholders’ equity statement for such fiscal year and the immediately preceding two fiscals year, (B) within forty-five (45) days after the end of each of the Company’s fiscal quarters (other than a fiscal quarter which is also the end of the Company’s fiscal year) a consolidated unaudited balance sheet for such fiscal quarter, a consolidated income statement for such fiscal quarter and a consolidated cash flow statement for such fiscal quarter, in each case all in accordance with GAAP, and each certified by the Chief Executive Officer and Chief Financial Officer as fairly presenting, in all material respects, the financial condition of the companies being reported on and their results of operations, subject to, in the case of unaudited financial statements, changes resulting from normal audit adjustments; and

(iii) promptly upon their becoming available, one copy of (A) each report, notice or proxy statement sent by the Company or any Subsidiary to securities holders generally, and (B) each registration statement, and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC, provided, however, if any such document is available on the SEC’s EDGAR Filing System then the Company need not deliver a hard copy of such document.

b. Notice of Default or Event of Default.  Promptly, and in any event within three (3) Business Days after the Company becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 7(f), the Company shall deliver to each holder of the Notes a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.  The term “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.  The term “Business Day” shall mean any day except Sunday, Saturday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

c. Notices from Governmental Authorities.  Promptly, and in any event within three (3) Business Days of receipt thereof, the Company shall deliver to each holder of the Notes copies of any notice to the Company or any Subsidiary from any Federal, State, local or foreign governmental authority alleging a violation of any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect.

d. Requested Information.  With reasonable promptness, the Company shall deliver to each holder of the Notes such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of the Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

e. Inspection.  The Company will permit the representatives of each holder of Notes, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and the Subsidiaries), all at such times and as often as may be requested.

f. Officers’ Certificate.  On the first Business Day of each month, the Chief Executive Officer or Chief Financial Officer of the Company shall deliver to each holder of the Notes a certificate setting forth:

(i) that the Company was in compliance with the requirements of the covenants contained in Sections 5 and 6 herein during the calendar monthly period immediately preceding the certificate then being furnished; and

(ii) a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the monthly, quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or, if any such condition or event existed or exists specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

5. Affirmative Covenants.  The Company covenants that so long as any of the Notes are outstanding, unless holders of a majority of the then-outstanding principal amount of the Notes consents in writing otherwise:

a. Compliance with Law.  The Company will, and will cause the Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

b. Insurance.  The Company will, and will cause the Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, and notify the holders of the Notes of any additions and changes to such insurance.

c. Maintenance of Properties.  The Company will, and will cause the Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times.

d. Payment of Taxes and Claims.  The Company will, and will cause the Subsidiary to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary.

e. Corporate Existence, Etc.  The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of the Subsidiary and all rights and franchises of the Company and the Subsidiaries.

f. Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes as set forth in the Disclosure Schedule.  The Company shall not, directly or indirectly, use the proceeds from the sale of the Notes for any loan to or investment, directly or indirectly, in any other corporation, partnership, enterprise or other Person (except in connection with the Subsidiaries).

g. Regulation “U”.  The Company expressly understands and acknowledges that this loan is not for the purpose of, and the proceeds of this loan shall not be used for the purpose of purchasing or carrying Margin Stock.  The term “Margin Stock” is defined in Regulation U (12 CFR 221) and includes, principally: (i) stocks that are registered on a national securities exchange; (ii) debt securities (bonds) that are convertible into margin stocks; (iii) any over-the-counter security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission (NMS security); and (iv) shares of most mutual funds, unless 95 per cent of the assets of the fund are continuously invested in U.S. government, agency, state, or municipal obligations.

6. Negative Covenants.  The Company covenants that so long as any of the Notes are outstanding, unless holders of a majority of the then-outstanding principal amount of the Notes consents in writing otherwise:

a. Liens.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

(i) Liens existing on property or assets of the Company or any Subsidiary as of the date of this Agreement;

(ii) Liens for taxes, assessments or governmental charges not then due and delinquent;

(iii) encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not material;

(iv) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; or

(v) any attachment or judgment Lien, unless the judgment it secures has not, within sixty (60) days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within sixty (60) days after the expiration of any such stay.

b. Mergers, Consolidations, Etc.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person.

c. Sale of Assets.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of any Subsidiary, in one or a series of transactions, to any Person, other than Dispositions in the ordinary course of business.

d. Nature of Business.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, engage in any business if, as a result, the general nature of the business in which the Company and the Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and the Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

e. Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, enter into directly or indirectly any transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

f. Restriction on Distributions and Stock Repurchases.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any Subsidiary or any warrants, rights or options to purchase or acquire any such shares.  The Company will not and will not permit any Subsidiary to make any distribution or dividend of cash or other property with respect to its capital stock.

g. Investments.  The Company will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, make any loan or advance to any Person or entity, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person or entity, except direct obligations of the United States or any agency thereof, bonds, and certificates of deposit in commercial or savings banks of recognized standing.

h. Additional Subsidiary Capital.  The Company will not permit any Subsidiary to, and cause such Subsidiary not to, issue to third parties any of its capital stock or options, warrants or other similar rights to acquire its capital stock.

7. Events of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a. the Company defaults in the payment within one (1) Business Day of when due of any principal on any Note when the same becomes due and payable, whether at maturity or otherwise; or

b. the Company defaults in the payment of any interest on any Note when the same becomes due and payable and such default shall continue for more than five (5) Business Days; or

c. the Company defaults in the performance of or compliance with any term contained in or Sections 5(a) through 6(h), and such default has not been cured for twenty (20) Business Days after the earlier of (i) an executive officer of the Company or any Subsidiary obtaining actual knowledge of such default and (ii) the holders of the majority of the principal amount of the Notes then outstanding delivering written notice to the Company of such default; or

d. the Company defaults in the performance of or compliance with any term, agreement or covenant contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 7) and such default is not remedied within twenty (20) Business Days after the earlier of (i) an executive officer of the Company or any Subsidiary obtaining actual knowledge of such default and (ii) the holders of the majority of the principal amount of the Notes then outstanding delivering written notice to the Company of such default; or

e. any representation or warranty made by or on behalf of the Company or any Subsidiary or by any officer of the Company or a Subsidiary in this Agreement or any Transaction Document, proves to have been false or incorrect in any material respect on the date as of which made, and such condition has not been cured for twenty (20) Business Days after the earlier of (i) an executive officer of the Company or any Subsidiary obtaining actual knowledge of such condition and (ii) the holders of the majority of the principal amount of the Notes then outstanding delivering written notice to the Company of such condition; or

f. (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness that is outstanding beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any indebtedness that is outstanding or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared (or one or more Persons are entitled to declare such indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of indebtedness to convert such indebtedness into equity interests), (A) the Company or any Subsidiary has become obligated to purchase or repay indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (B) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such indebtedness; provided, that any of the foregoing, if curable, has not been cured within twenty  (20) Business Days after the earlier of (i) an executive officer of the Company or any Subsidiary obtaining actual knowledge of such default and (ii) the holders of the majority of the principal amount of the Notes then outstanding delivering written notice to the Company of such default; or

g. the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

h. a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary, or any such petition shall be filed against the Company or any Subsidiary and such petition shall not be dismissed within sixty (60) days; or

i. a final judgment or judgments for the payment of money, in excess of the $250,000 are rendered against one or more of the Company and the Subsidiaries, which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

j. the Company or any Subsidiary defaults in the performance of or compliance with any term or covenant contained in any Transaction Document or any Transaction Document ceases to be in full force and effect as a result of acts taken by the Company or any Subsidiary, or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by any of the Company or any Subsidiary or any of them renounces any of the same or denies that it has any or further liability thereunder; provided, that any of the foregoing, if curable, has not been cured within twenty (20) Business Days after the earlier of (i) an executive officer of the Company or any Subsidiary obtaining actual knowledge of such default and (ii) the holders of the majority of the principal amount of the Notes then outstanding delivering written notice to the Company of such default.

8. Remedies on Default, Etc.

a. Acceleration.

(i) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 7 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(ii) If any other Event of Default has occurred and is continuing, holders of a majority or more in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(iii) If any Event of Default described in paragraph (a) or (b) of Section 7 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 8(a), whether automatically or by declaration (a “Default”), such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

b. Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 8(a), the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

c. Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (i) or (ii) of Section 8(a), the holders of a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (i) the Company has paid all overdue interest on the Notes and all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, (ii) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 12, and (iii) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 8(c) will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

d. No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

e. Default Interest.  During any period a Default or an Event of Default has occurred and is continuing, any amount of principal on the Notes then outstanding shall bear interest (the “Default Interest”), in addition to the non-default interest that accrues on the Notes in accordance with the Notes, and the Company shall pay to the holder thereof in cash as liquidated damages and not as a penalty, at the rate equal to seven percent (7.00%) per annum (the “Default Rate”), after such Default or Event of Default has occurred, until the earlier of (i) the Notes, including accrued but unpaid interest thereon, are paid in full and (ii) such Default or Event of Default, if curable under the terms of this Agreement, has been cured.  Such Default Interest shall be paid to the holders of such Notes by the fifth (5th) day of the month following the month in which it has accrued or, if not so paid, shall be added to the principal amount of such holder’s Notes, in which event interest shall accrue thereon in accordance with the terms of the Notes.

9. Registration; Exchange; Substitution of Notes.

a. Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

b. Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit “A.”  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  Notes shall not be transferred in denominations of less than $50,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $50,000.

c. Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from such holder of such ownership and such loss, theft, destruction or mutilation), and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, (A) the Investor, or (B) other Person with a minimum net worth of at least the then-outstanding principal amount of the Notes so lost, stolen, destroyed or mutilated, then such Investor’s or other Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

10. Payment.

a. Payment on the Notes.  The Company will pay all sums becoming due on the Notes for principal and interest in U.S. Dollars and by the method and at the address specified for such purpose outside of the United States and its possessions as the Investor may instruct the Company in writing, or by such other method or at such other address as the Investor shall have from time to time specified to the Company in writing provided it is outside of the United States and its possessions, for such purpose, without the presentation or surrender of the Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of the Note, the Investor shall surrender the Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company.

b. Allocation of Prepayment.  In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

11. Indemnification.

a. Survival.  All representations, warranties and covenants in this Agreement and the Disclosure Schedule will survive the Closing until June 10, 2009.  The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties and covenants.

b. Indemnification.  The Company will indemnify and hold harmless the Investor, each of its officers, partners, managers, and all Persons who control (as such term is defined under the Securities Act or the Exchange Act) the Investor (each an “Indemnified Party” and collectively the “Indemnified Parties”), and will pay to the Indemnified Parties the amount of, any loss, liability, claim, damage, expense, including costs of investigation and defense and reasonable attorneys’ fees, (collectively, “Damages”) arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by the Company or any Subsidiary in this Agreement or the Disclosure Schedule or any of the Transaction Documents, or (ii) any breach by the Company or any Subsidiary of any covenant or obligation of the Company or such Subsidiary in this Agreement or any of the Transaction Documents.

c. Procedure for Indemnification.  If a claim is to be made against the Company under Section 11(b), the Indemnified Party shall give notice to the Company of such claim.  In the event that the Company objects in writing to any claim for Damages, the Indemnified Party and the Company shall attempt in good faith to resolve the dispute.  The remedies provided in this Section 11 will not be exclusive of or limit any other remedies that may be available to the Investor.  When determining Damages under this Section 11, all materiality qualifiers will be disregarded.

12. Amendment and Waiver.

a. Requirements.  This Agreement and each of the Transaction Documents may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holders of a majority of the then-outstanding principal amount of the Notes.

b. Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 12 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note or any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

13. Expenses.

a. Current Expenses.  The Company shall reimburse, or pay directly, at the Closing up to $7,500 in the aggregate, $4,000 of which is acknowledged as received by the Investor, (i) counsel’s fees of one firm designated by the Investor incurred in connection with the negotiation, preparation, and closing of this Agreement and the other agreements to be executed in connection herewith (the “Documents”), (ii) such counsel’s reasonable out of pocket expenses and (iii) other out-of-pocket expenses incurred by the Investor in connection with the negotiation of the terms of the transactions contemplated herein and due diligence of the Company and the Subsidiaries and their respective management.  When requested by the Investor, the Company shall pay these fees directly; otherwise the Company must make immediate payment for reimbursement to the Investor for such fees and expenses immediately upon written notice by the Investor or the submission of an invoice by the Investor.  If the Company fails to reimburse the Investor in full within three (3) Business Days of the written notice or submission of invoice by the Investor, the Company shall pay interest on the total amount of fees to be reimbursed at a rate of twenty-five percent (25.00%) per annum.  Unless otherwise provided in this Agreement, each party shall bear its own expenses in performing this Agreement.

b. Expenses in Dispute.  In the event of any dispute regarding the subject matter hereunder, the non-prevailing party in any dispute shall be required to fully reimburse the prevailing party in any dispute for all of its documented attorneys’ fees, costs and expenses incurred in connection with such dispute, the outcome of which shall have been determined by a court of competent jurisdiction.

c. Expenses for Amendments.  If the Investor shall employ counsel for advice or other representation or shall incur legal or other costs and expenses in connection with any amendment or modification of this Agreement or any of the other Documents, then, and in any such event, the reasonable counsel fees arising from such services and all expenses, costs, charges and other reasonable fees of such counsel incurred in connection with or related to any of the events or actions described above shall be payable by the Company.

d. Costs of Collection.  In the event of a Default or an Event of Default, in addition to any other sums payable by the Company hereunder, the Company shall pay the Investor’s and any other holders’ of the Notes costs of collection, including reasonable attorneys’ fees, including post-judgment costs of collection, incurred by the Investor’s or any other holders’ of the Notes in the collection of the obligations of the Company and each of the Subsidiaries to the Investor and any other holders of the Notes whether under this Agreement or the other Transaction Documents, and in the enforcement of any provision hereof and thereof, whether suit be brought or not.

14. Rule 144.

a. Exchange Act Filings.  For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file the reports required to be filed by it under Section 13 or 15(d) of the Exchange Act and the rules and regulations adopted by the Commission thereunder.  If the Company ceases to be so required to file such reports, the Company will upon the reasonable request of the Investor (i) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act and (ii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable the Investor to sell the Consideration Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission.

b. Opinion.  The Company hereby irrevocably authorizes the Company’s transfer agent, as such entity may then be serving as the transfer agent for the Company’s Common Stock from time to time, to accept opinion of counsel for purposes of Rule 144 from the law firm Tarter Krinsky & Drogin LLP or such other counsel as the Investor may designate provided such counsel is lawfully authorized to give such opinions (the “Opining Counsel”).

c. Shell Company.  The Company hereby represents and warrants to the Investor and the Opining Counsel that:

(i) the Company was not as of the Closing Date nor any time prior to the Closing Date an issuer with no or nominal operations and no or nominal non-cash assets; and

(ii) if the Company had been an issuer described in paragraph (i) but has ceased to be an issuer described in paragraph (i) prior to the Closing Date, that the Company (A) is currently subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (B) has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months prior to the Closing Date, other than Form 8-K reports; and (C) filed at least one (1) year prior to the Closing Date current “Form 10 information” with the Commission (as such term is defined under Rule 144(i)(3) under the Securities Act, as such rule may be amended from time to time).

15. Governing Law; Jury Trial.

a. Governing Law.  The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.  Each of the parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the State of New York, located in the City and County of New York and the United States District Court, Southern District, for the State of New York with respect to any matter relating to this Agreement and performance of the parties’ obligations hereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the parties’ obligations thereunder and each of the parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction.  Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts.  The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of New York by registered or certified mail to the parties and their representatives at their respective addresses specified in Section 16 hereof, provided that a reasonable time, not less than thirty (30) days, is allowed for response.  Service of process may also be made in such other manner as may be permissible under the applicable court rules.

b. Waiver of Jury Trial.  Each party hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  The scope of this waiver is intended to be all encompassing of any disputes that may be filed in any court and that relate to the subject mater of this Agreement, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement for each party to enter into a business relationship, that each party has relied on this waiver in entering into this Agreement and that each party will continue to rely on this waiver in their related future dealings.  Each party further warrants and represents that it has reviewed this waiver with its legal counsel, and that such party has knowingly and voluntarily waives its rights to a jury trial following such consultation.  This waiver is irrevocable, meaning that, notwithstanding anything herein to the contrary, it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals and supplements or modifications to this agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

16. Miscellaneous.

a. Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

b. Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

c. Entire Agreement; Amendments.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

d. Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Company:

Advanced Growing Systems, Inc.
3050 Royal Boulevard South, Suite 135
Alpharetta, GA 30022
Attn: Christopher J. Nichols
Telephone: (800) 747-0720
Facsimile: (678) 387-5065

with copies to (which shall not constitute notice):

Anslow & Jaclin LLP
195 Route 9 South
Manalapan, NJ 07726
Attn: Joseph M. Lucosky, Esq.
Telephone: (732) 409-1212
Facsimile: (732) 577-1188

If to the Investor:  To the address set forth immediately below the Investor’s name on the signature pages hereto.

CCM Partners Fund, LP
c/o Conative Capital Management, LLC
424 Madison Avenue, Suite 800
New York, NY 10017
Attn: Louis Rabman
Telephone: (212) 838-0777
Facsimile: (212) 838-0753

with copies to:

Tarter Krinsky & Drogin LLP
1350 Broadway, 11th Floor
New York, New York 10018
Attention:  James G. Smith, Esq.
Telephone: (212) 216-8000
Facsimile: (212) 216-8001

Each party shall provide notice to all of the other parties of any change in address.

e. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  Neither the Company nor the Investor shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.  Notwithstanding the foregoing, the Investor may assign its rights hereunder to any Person that purchases any of the Securities in a private transaction from the Investor or to any of its Affiliates without the consent of the Company.

f. Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

g. Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

h. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

i. Remedies.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Investor by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that the Investor shall be entitled, in addition to all other available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

j. Waiver of Stay, Extension or Usury Laws.  The Company covenants that it shall not at any time insist upon, or plead, or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein and therein, wherever enacted, now or at any time hereafter in force, or which may effect the covenants or the performance of this Agreement; and the Company hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of power herein granted to the holders of the Notes, but shall suffer and permit the execution of every such power as though no such law had been enacted.  All agreements between the Company and holders of the Notes, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason or demand or acceleration of the final maturity date of the Notes or prepayment or otherwise, shall the interest contracted for (or any original issue discount that would be determined to be interest), charged, received, paid or agreed to be paid to holders exceed the maximum amount permissible under the laws of the State of Nevada (hereinafter the “Applicable Law”).  If, from any circumstances whatsoever, interest (or any original issue discount that would be determined to be interest) would otherwise be payable to any holder of the Notes in excess of the maximum amount permissible under Applicable Law, the interest payable to such holder shall be reduced to the maximum amount permissible under Applicable Law, and if from any circumstances such holder shall ever receive anything deemed interest by the Applicable Law in excess of the maximum amount permissible under the Applicable Law, an amount equal to the excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive amount of interest exceeds the unpaid principal balance of principal hereof, such excess shall be refunded to the Company as applicable.  All interest paid or agreed to be paid to the holders of the Notes shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under the Applicable Law.

k. Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

l. Facsimile Signature.  In the event that any signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

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IN WITNESS WHEREOF, the undersigned Investor and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

ADVANCED GROWING SYSTEMS, INC.

By: /s/ Christopher J. Nichols
Name: Christopher J. Nichols
Title: President/CEO

ACKNOWLEDGEMENT

STATE OF ________________________               )

)  ss.:

COUNTY OF ______________________                )

On the ___ day of __________________, 200__, before me, the undersigned, a notary public in and for such state, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as an executive officer on behalf of _________________________, and that by his signature on the instrument, he executed the instrument, and that he made such appearance before the undersigned.

__________________________________

Notary Public

ADDITIONAL SIGNATURE PAGES TO NOTE PURCHASE AGREEMENT

INVESTOR:

CCM PARTNERS FUND, LP

By: /s/ Louis Rabman
Name:  Louis Rabman
Title:

AGGREGATE SUBSCRIPTION AMOUNT:

Purchase Price: $______________

Principal Amount of Notes: $______________

Number of Consideration Shares: ______________